Exhibit 10.17
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of August 2, 2004, by and between ATHENAHEALTH, INC. (the “Company”), and Nancy G. Brown (“Employee”).
The parties hereby agree as follows:
     1. Employment; Term.
          (a) The Company employs Employee, and Employee accepts employment with the Company, upon the terms and conditions contained in this Agreement.
          (b) Term of Employment. The Company and Employee acknowledge that Employee’s employment is at-will, and is for no definite period of time. Employee acknowledges and agrees that this Agreement will govern the terms of Employee’s employment with Company, even though compensation levels may be adjusted by Company from time to time by assent of the parties hereto.
     2. Duties.
During the Employment Period, Employee shall serve as Senior Vice President, Clinical Cycle Development or in such other positions and with such other duties and responsibilities as Company shall from time to time assign to employee. Employee shall perform faithfully for the Company the duties of Employee’s position and in accordance with the reasonable directives of the Company. Employee shall comply with procedures and policies as established by the Company from time to time. Employee shall devote substantially all of Employee’s business time and effort to the performance of Employee’s duties to the Company. Employee acknowledges that execution of Employee’s duties in a timely, consistent and prudent manner is vital to the successful operations of the Company and that it is essential that Employee conduct the duties of this position with constant and watchful attention.
     3. Compensation
          (a) Employee’s base salary will be at an annual gross rate of $150,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s payroll practices, as in effect from time to time, and shall be subject to required federal, state and local taxes and withholdings. In addition, Employee will be entitled to a signing bonus of $15,000, payable after both start of employment and relocation to Boston are fulfilled. The signing bonus is not based on Employee’s performance and will be paid in a timely fashion. Employee will be entitled to annual consideration for a bonus of up to 18.5% of base, based on Employee’s and the Company’s performance. Such bonus, if any, shall be determined by the Company in its sole discretion, and shall be paid as and according to the schedule that other bonus payments are generally made by the Company to its employees.
          (b) In the event the Employee’s employment with the Company is terminated by Employee for Good Reason (as defined below) or by the Company without Cause (as defined below), the Company shall within ten business days after the effective date of termination pay to Employee severance in such amount as is proportionally (measured by severance amount against base salary) equal to the average rate of cash severance, if any, that has been paid by the Company to management level employees who are at or above Employee’s level of responsibility in the Company and whose employment was terminated at any time during the two years prior to Employee’s termination not as a result of settlement of legal claims and not in situations where “cause” (as defined in this Agreement or as defined in the employment agreement related to the particular employee, if different) existed or was alleged at the time by Company to exist.
          (c) For purposes of Section (a) above, the following shall constitute “Cause” for such termination: (i) willful and material dishonest statements or reports of the Employee to the Company or any affiliate of the Company or willful and material dishonest acts of the Employee with respect to the Company or any affiliate of the Company; (ii) the commission by or indictment of the Employee for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made); (iii) engaging in dishonest, unethical, or untruthful behavior or statements in the reasonable belief of the Company’s President or material breach by the Employee of any of the Employee’s obligations under this Agreement; (iv) disloyalty, willful misconduct, willful insubordination, fraud or breach of fiduciary duty to the Company (v) willful violation of the rules or policies of the Company or willful breach of Employee’s obligations or representations under this Agreement; (vi) the unauthorized disclosure of any Company trade secret or other confidential information of the Company; or (vii) death or mental or physicial disability or infirmity.. Nothing in the foregoing will waive or modify any obligation of the Company to comply with any law or regulation including but not limited to any anti-discrimination law or regulation. Cause shall be deemed to exist under clauses (iii), (v) and (vi) of this paragraph only if the events or behavior alleged to constitute “Cause” continue, in the reasonable judgment of the Chief Development Officer, President or Chief Executive Officer of the Company, for a period of not less than 30 days after the Company has given written notice to the Employee of such events or behavior, or if Employee has not, within such 30-day period, substantially cured the effects of such events or behavior, provided that if material and irreparable injury is likely to result to the Company by reason of the passage of all or any portion of such 30- day period, then the period shall be deemed waived.
For purposes of Section (a) above, the following events shall constitute “Good Reason”: (i) any significant diminution, without Employee’s prior written consent, in the nature or scope of Employee’s responsibilities, authorities, powers, functions or duties not for Cause as set forth above unless Employee is offered another senior management position in the Company no less senior than her position as it existed prior to any such diminution or (ii) a material breach by the Company of any of the Company’s obligations under this Agreement, provided that in the event of termination for Good Reason, Employee shall first comply with the “Good Reason Process.” “Good Reason Process” shall mean that (i) the Employee reasonably determines in good faith that a “Good Reason” event has occurred; (ii) Employee notifies the Company in writing of the occurrence of the Good Reason event; (iii) Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice, to modify Employee’s employment situation in a manner so as to cure any Good Reason without creating further Good Reason; and (iv) notwithstanding such efforts, the Good Reason continues to exist. If the Company cures the Good Reason event during the 30-day period referenced in this Section 6(b), Good Reason shall be deemed not to have occurred. For a termination to be for Good Reason, Employee must terminate within 30 days of the date that Employee is entitled to terminate for Good Reason hereunder. Notwithstanding the foregoing, temporary diminution of Employee’s responsibilities, authorities, powers, functions or duties pending investigation or determination of Cause or pending inquiry into the grounds for or circumstances of any allegation, investigation or proceeding initiated by any governmental authority or agency regarding Employee or involving Employee’s actions for the Company shall not be deemed Good Reason or a Good Reason event.
     4. Stock Option Grant,
Following the execution of this Agreement, the Company shall grant Employee a non-qualified option to purchase 190,000 shares of the Company’s Common Stock. The option grant shall be contingent upon approval of the Board of Directors and subject to the terms and conditions in the Company’s stock option plan and in the Company’s stock option agreement forms, vesting over a period of four years.
     5. Expenses; Benefits.
          (a) The Company agrees to reimburse Employee, in accordance with the Company’s policies, for reasonable expenses paid or incurred by Employee in connection with the performance of Employee’s duties for the Company hereunder. Employee will be eligible for expense reimbursement of up to $30,000 for the cost of relocation to Boston and trips to Boston associated with the move; however, more than one moving bid must be obtained and reimbursement is contingent upon submittal of receipts
          (b) Employee shall be entitled to 17 days of vacation annually, which vacation shall accrue at a rate of 1.4 days per month. The vacation year begins on Employee’s anniversary date. Of the vacation days not taken at the end of the vacation year, only ten days may be carried forward to the following year. Employee may not receive cash in lieu of the days not taken, except with written consent of the HR Committee.
          (c) Employee shall be entitled to participate in health, life, or disability insurance, and retirement, pension, or profit-sharing plans that may be instituted by the Company for the benefit of its mid-level management Employees generally, upon such terms contained therein.
     6. Termination.
          (a) Since Employee’s employment is at-will employment, either Employee or the Company may terminate Employee’s employment at any time for any reason or for no reason.
          (b) Upon the termination of Employee’s employment for any reason, the parties shall have no further obligations, except that those obligations of Employee under Sections 7, 8, 9 and 10, and the provisions of Sections 12 and 13 shall remain in effect and binding upon the parties.

     7. Effect of Termination.
          (a) The Company shall have no liability or obligation to Employee upon Employee’s termination other than as specifically set forth in this Section 7, or as provided by law.
          (b) Upon the termination of Employee’s employment, Employee shall be entitled to receive only such portion (if any) of the Base Salary as may have accrued but be unpaid on the date of termination, plus severance as provided in Section 3, above, any accrued and unpaid vacation pay, outstanding expenses reimbursable under the Company’s then-applicable policies and other benefits which may be owing through the date of termination.
          (c) Upon the termination of Employee’s employment for any reason, Employee shall immediately surrender to the Company all Company property in the possession, custody or control of Employee, including but not limited to any computer hardware, software, computer disks and/or data storage devices, notes, data, sketches, drawings, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports, equipment and all other physical forms of expression incorporating or containing any Confidential Information (as defined in Section 8 hereof), it being distinctly understood that all such writings, physical forms of expression and other things are exclusive property of the Company.
     8. Confidential Information and Inventions.
          (a) Employee recognizes and acknowledges that during the course of Employee’s employment with the Company, Employee shall have access to Confidential Information. “Confidential Information” means all information or material not publicly know which relates to any of its products, services or any phase of its operations, business or financial affairs. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulas, models, flow charts, software completed or in various stages of development, source codes, object codes, research and development procedures, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customers and/or suppliers’ identities, characteristics and agreements, financial information and projections and Employee files. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats and/or has an obligation to treat as confidential or designates as Confidential Information, whether or not owned or developed by the Company. (The term “Company,” as used in this Section 8, means not only athenahealth, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with athenahealth, Inc..)
          (b) Both during the Employment Period and at all times thereafter, all Confidential Information which Employee may now possess or access, may obtain during or after the Employment Period, or may create prior to the end of the Employment Period will be held confidential by Employee, and Employee will not (nor will Employee assist any other person to do so), directly or indirectly, (i) reveal, report, publish or disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever (other than in the course of carrying out Employee’s duties hereunder or as expressly authorized by the Company), (ii) render any services to any person, firm, corporation, association or other entity to whom any such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed by or at the instance of Employee, or (iii) use such Confidential Information except for the benefit of the Company and in the course of Employee’s employment with the Company. The foregoing will not apply to the extent Employee is required to disclose any Confidential Information by applicable law or legal process so long as Employee promptly notifies the Company of such pending disclosure and consults with the Company prior to such disclosure concerning the advisability of seeking a protective order or other means of preserving the confidentiality of the Confidential Information.
          (c) Any Inventions (as defined below) in whole or in part conceived, made or reduced to practice by Employee (either solely or in conjunction with others) during or after the Employment Period that are made through the use of any of the Confidential Information or any of the Company’s equipment, facilities, supplies, trade secrets or time, or that relate to the Company’s business or the Company’s actual or demonstrably anticipated research and development, or that result from any work performed by Employee for the Company will belong exclusively to the Company and will be deemed part of the Confidential Information for purposes of this Agreement, whether or not fixed in a tangible medium of expression. The term “Inventions,” as used herein, means any ideas, designs, concepts, techniques, inventions and discoveries, whether or not patentable or protectable by copyright and whether or not reduced to practice, including, but not limited to, devices, processes, drawings, works of authorship, computer programs, software, source codes, object codes, interfaces and networks (and all components of the foregoing), methods and formulas together with any improvements thereon or thereto, derivative works therefrom and know-how related thereto. The provisions of this section are not meant to apply to those inventions (1) that Employee creates without the use of any Confidential Information of the Company and/or without the use of any of the Company’s resources, equipment, facilities, supplies, trades secrets or time, (2) that do not relate to the Company’s business and/or the Company’s actual or demonstrably anticipated business, research or development, (3) that do not result from any Company work assigned to or performed by Employee or any other employee of the Company, and (4) that do not result from any work performed by Employee during the hours Employee is scheduled to work for the Company or during the hours Employee is working for the Company.
               (i) Without limiting the foregoing, any such Inventions will be deemed to be “works made for hire” and the Company will be deemed to be the owner thereof, provided that in the event and to the extent such works are determined not to constitute “works made for hire” as a matter of law, Employee hereby irrevocably assigns and transfers to the Company all right, title and interest in and to any such Inventions, including but not limited to all related patents, copyrights and mask works and all applications therefor and filings and notification with respect thereto.
               (ii) Employee will keep and maintain adequate and current written records (in the form of notes, sketches, drawings or such other form(s) as may be specified by the Company) of all Inventions made by Employee during the Employment Period or thereafter

(including but not limited to information relating to all Inventions which belong exclusively to the Company pursuant to the provisions of this Section 8(c)), which records will be available at all times to the Company and will remain the sole property of the Company. In the event that (A) any Invention is made, conceived of or reduced to practice by Employee, either solely or in conjunction with others, during the Employment Period, or (B) any Invention is made, conceived of or reduced to practice by Employee after the Employment Period which belongs exclusively to the Company pursuant to the provisions of this Section 8(c), Employee will promptly give notice and fully disclose in writing such Invention to the Chairman of the Board and the Board of Directors of the Company.
               (iii) Employee will assist the Company (at the Company’s expense), either during or subsequent to the Employment Period, to obtain and enforce for the Company’s benefit, patents, copyrights, and mask work protection in any country for any and all Inventions made by Employee, in whole or in part, the rights to which belong to or have been assigned to the Company pursuant to the provisions of Section 8(c) hereof. Employee agrees to execute all applications, assignments, instruments and papers and perform all acts as the Company or its counsel may deem necessary or desirable to obtain any patents, copyrights or mask work protection in such Inventions and otherwise to protect the interests of the Company therein. In the event the Company is unable to secure Employee’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to mental or physical incapacity or any other cause, Employee hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Employee’s agents and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other right or protections with the same force and effect as if executed and delivered by Employee.
          (d) All memoranda, notes, lists, records and other documents (and all copies thereof) constituting Confidential Information (including information relating to all Inventions which belong exclusively to the Company pursuant to the provisions of Section 8(c) above) made or compiled by Employee or made available to Employee during or after the Employment Period shall be the Company’s property, shall be kept confidential in accordance with the provisions of this Section 8 and shall be delivered to the Company at any time upon request and upon the termination of Employee’s employment.
          (e) To the extent, if any, that Employee possesses or has knowledge of information that is proprietary to a third party or that is subject to confidentiality restrictions properly placed upon it by a third party that would prevent Company from having access to such information (collectively “Third Party Information”), Employee shall not disclose such information to Company or to any Company personnel nor shall Employee use such information in the conduct of Employee’s employment hereunder. Employee’s duties hereunder expressly exclude use or disclosure of such information. Company expressly disclaims any request or requirement that Employee disclose or use Third Party Information with in connection with employment hereunder; and, if Employee encounters such request or requirement, Employee will not make such disclosure or use but shall instead promptly report such request or requirement to the Company’s acting compliance officer.

          (f) To the extent that Employee has been employed or retained by any third party in the past whereby Employee has come into possession of Third Party Information, Employee warrants and represents that Employee’s duties for Company as they have been described by Company in negotiation of this Agreement are not substantially similar to those duties that Employee undertook for any such third party such that any Third Party Information would naturally, necessarily or inevitably be used or disclosed by Employee in performing her duties for the Company.
     9. Covenant Against Competition.
     Employee covenants and agrees that:
          (a) During the Non-Compete Period (as hereinafter defined), Employee shall not, in any Geographic Area (as hereinafter defined): (i) engage in any business competitive with the Company Business (as hereinafter defined); (ii) render any services in any capacity to any person or entity engaged in any business competitive with the Company Business; or (iii) acquire an interest in any person or entity engaged in any business competitive with the Company Business as a partner, shareholder, director, officer, Employee, principal, manager, member, agent, trustee, consultant or in any other relationship or capacity, provided, however, Employee may own, directly or indirectly, solely as a passive investment, securities of any such entity which are traded on any national securities exchange if Employee (A) is not a controlling person of, or a member of a group which controls, such entity, and (B) does not, directly or indirectly, own 1% or more of any class of securities of such entity.
          (b) During the Non-Compete Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on behalf of himself or any other person or entity, solicit or encourage any Employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates, or hire any Employee who has left the employment of the Company or any of its Affiliates within one year of the termination of such Employee’s employment with the Company or any of its Affiliates.
          (c) During the Non-Compete Period, Employee shall not, in any Geographic Area, directly or indirectly (i) solicit or encourage any customer or client of the Company to engage the services competitive with the Company Business of Employee or any person or entity (other than the Company) in which Employee is a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, consultant or engaged in any other relationship or capacity, or (ii) accept orders or business that is competitive with the Company Business from, or agree to provide services competitive with the Company Business to, any customer or client of the Company, on behalf of Employee or any person or entity (other than the Company) in which Employee is a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, consultant or engaged in any other relationship or capacity.

          (d) If any provision of Sections 8 or 9 is held to be unenforceable, it is the intention of the parties that the court making such determination shall modify such provision, so that the provision shall be enforceable to the greatest extent permitted under the law, and that such provision shall then be applicable in such modified form.
          (e) As used herein:
               (i) “Affiliate” shall mean any entity directly or indirectly controlling, controlled by, or under common control with the Company and any entity in which the Company is a general partner, member, manager or holder of greater than a 10% common equity, partnership or membership interest.
               (ii) “Company Business” shall mean the business of providing, contracting for or arranging for provision of clinical record management, software or software functionality that is in whole or any part integrated with, combined with or consolidated with services by the same or an affiliated entity that involve, in whole or in any part, outsourcing or subcontracting of all or any portion of the office or facility or enterprise workflow, business process, billing or revenue cycle tasks of hospitals, clinics, physicians or other providers or practitioners of health care. An entity will be deemed affiliated with another if: (a) it directly or indirectly is a parent, subsidiary, joint venturer, or partner of the other; (b) if it directly or indirectly owns any interest in, is owned in any part by or shares common ownership in any part with the other; or, (c) if it hold itself out as providing a joint, coordinated or integrated service, item or combination of service and item with the other.
               (iii) “Geographic Area” shall mean the United States and Canada.
               (iv) “Non-Compete Period” shall mean the period during which Employee is employed by the Company and an additional period that is the longer of: (a) one month following the termination of Employee’s employment with the Company for each one month that Employee has been employed by the Company, to a maximum period of one year following termination of Employee’s employment or (b) the number of months base compensation, rounded up to the nearest month, provided as severance payment under this Agreement, to a maximum period of one year following termination.
     10. Enforcement by Injunction.
Employee acknowledges and agrees that the Company will be irreparably damaged if Employee fails to comply with the provisions of Sections 8 or 9. Accordingly, the Company shall be entitled to (i) an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) in case of any breach or threatened breach of Employee’s covenants under Sections 8 or 9, (ii) damages in an amount equal to all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee (or any associated party deriving such benefits, including but not limited to any future employer of Employee) as a result of any such breach of Employee’s covenants under Sections 8 or 9, and (iii) indemnification against any other losses, damages, costs and expenses, including actual attorneys’ fees and court costs, incurred by the Company in obtaining any damages and/or injunctive relief. Such remedies shall not be exclusive and shall be in addition to any other remedy, at law or in equity, which the Company may have for any breach or threatened breach of Sections 8 or 9 by Employee.

     11. Notices.
Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, by facsimile or by receipted e-mail, addressed to the parties at the addresses set forth below their signatures hereto (or at such other address as any party may specify by notice to all other parties given as aforesaid).
     12. Arbitration.
Any dispute or controversy arising under this Agreement or concerning Employee’s employment with the Company (including, without limitation, any controversy as to the arbitrability of any dispute), including but not limited to any claims arising out of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and/or Massachusetts General Laws Chapter 151B, shall be settled exclusively by arbitration to be held in Boston, Massachusetts, before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect relating to the arbitration of employment disputes, provided, however, that any claims arising out of Sections 8, 9 and/or 10 of this Agreement may be resolved either through arbitration or through the court system. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, and the parties consent to the jurisdiction of the Massachusetts courts for that purpose.
     13. Miscellaneous.
          (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written agreement signed by all parties hereto, provided however that compensation levels may be adjusted by assent of the parties, which assent of Company shall be in writing and signed on behalf of Company stating the adjusted level and which assent of Employee will be established by acceptance by Employee of compensation at such adjusted level.
          (b) No waiver of any breach or default hereunder shall be considered valid unless in writing signed by all parties hereto, and no such waiver shall be deemed a waiver of any subsequent breach or default of a similar nature.
          (c) If any provisions of this Agreement shall be held unenforceable, such unenforceability shall attach only to such provisions and shall not render unenforceable any other severable provisions of this Agreement, and this Agreement shall be carried out as if any such unenforceable provisions were not contained herein, unless the unenforceability of such provisions substantially impairs the benefits of the remaining portions of this Agreement.
          (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed one original.
          (e) This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed and enforced in accordance with the internal laws of said Commonwealth.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Nancy G. Brown	athenahealth, Inc.

/s/ Nancy G. Brown

Employee signature

Address:	By:	/s/ Jonathan Bush

	Name:	Jonathan Bush

	Title:	CEO

	Address:	One Moody Street,

Waltham, MA 02453

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (“First Amendment”) dated as of December 22, 2008 is made and entered into by and between athenahealth, Inc., a Delaware corporation (the “Company”), and Nancy G. Brown (the “Employee”).
     WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of August 2, 2004 (the “Agreement”);
     WHEREAS, the parties hereto desire to amend the Agreement to comply with the requirement of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and
     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Employee agree as follows:
     14. Section 3(b) of Agreement is hereby amended by the following sentence to the end thereof:
“Any such severance shall be paid to the Employee as a lump sum.”
     15. Subsection (ii) of the definition of the term “Good Reason Process” set forth in Section 3(c) of the Agreement is hereby amended by adding the following immediately before the semicolon at the end thereof:
“within 60 days of the occurrence of such condition”
     16. The definition of the term “Good Reason Process” set forth in Section 3(c) of the Agreement is further amended by deleting the word “and” prior to “(iv)” and adding the following as a new subsection (v):
“; and (v) the Employee terminates his employment within 60 days after the end of such cure period.”
     17. The Agreement is hereby amended by inserting the following as a new Section 3(d) to the Agreement:
“Notwithstanding anything in this Agreement, to the extent that any payment or benefit described herein constitutes ‘non-qualified deferred compensation’ under Section 409A of the Code, and to the extent this Agreement provides that such payment or benefit is

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payable upon the Employee’s termination of employment, then such payments or benefits shall only be payable upon the Employee’s ‘Separation from Service.’ The term ‘Separation from Service’ shall mean the Employee’s ‘separation from service’ from the Company, an affiliate or the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).”
     18. The Agreement is hereby amended by inserting the following as a new Section 7 to the Agreement and renumbering the subsequent sections of the Agreement accordingly:
          “10. Section 409A.
     (a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s Separation from Service within the meaning of Section 409A of the Code, the Company determines that the Employee is a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement on account of the Employee’s Separation from Service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s Separation from Service, or (B) the Employee’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of Separation from Service occurs, from such date of Separation from Service until the payment.
     (b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

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     (c) The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.”
     19. All other provisions of the Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.
     20. The validity, interpretation, construction and performance of this First Amendment shall be governed by the laws of the Commonwealth of Massachusetts.
     21. This First Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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     IN WITNESS WHEREOF, the Company has caused this First Amendment to Employment Agreement to be duly executed by its officer thereunto authorized, and the Employee has hereunto set his hand, all on the day and year first above written.

ATHENAHEALTH, INC.
By:	/s/ Jonathan Bush
	Name:	Jonathan Bush
	Title:	CEO & President

EMPLOYEE
/s/ Nancy G. Brown
Nancy G. Brown

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